Exhibit 10.3

AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT AND THE LETTER AGREEMENT

This AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT AND THE LETTER AGREEMENT, dated as of November 12, 2024 (this “Amendment”), is by and among Charter Communications, Inc., a Delaware corporation and successor to CCH I, LLC, a Delaware limited liability company (the “Company”), Liberty Broadband Corporation, a Delaware corporation (“Liberty”) and Advance/Newhouse Partnership, a New York general partnership (“A/N”).

RECITALS:

A.         On May 23, 2015, the Company, A/N and Liberty entered into that certain Second Amended and Restated Stockholders Agreement (as amended prior to the date hereof, the “Existing Stockholders Agreement”).

B.         On February 23, 2021, the Company and Liberty entered into that certain letter agreement regarding stock repurchases (the “Existing Letter Agreement”).

C.         On the date hereof, the Company, Fusion Merger Sub 1, LLC, a wholly owned subsidiary of the Company (“Merger Sub LLC”), Fusion Merger Sub 2, Inc., a wholly owned subsidiary of Merger Sub LLC (“Merger Sub”) and Liberty entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Liberty, with Liberty continuing as the surviving corporation and immediately thereafter Liberty will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company and a wholly owned subsidiary of the Company.

D.         Effective as of the date hereof, the parties are amending the Existing Stockholders Agreement and the Existing Letter Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.          Definitions.  All capitalized terms that are used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Existing Stockholders Agreement, the Existing Letter Agreement or the Merger Agreement, as applicable, except as otherwise indicated.  The following terms shall have the meanings ascribed to them below:

“Aggregate Shortfall Amount” means the aggregate Shortfall Amount for all Repurchase Periods that has not been reduced by repurchases of Common Stock pursuant to Section 3(a)(ii) or loans provided by the Company pursuant to Section 3(b) after the applicable Repurchase Period.

“Company Loan Facility” means a loan facility provided by the Company (or its designated subsidiary) to Liberty, which facility:

(a)         shall be a term loan;

(b)         shall accrue interest at a floating rate based on the three-month secured overnight financing rate (applicable to SOFR borrowings under Charter Communications Operating, LLC’s pro rata term loan A facility with financial institutions (for the avoidance of doubt, not the term loan A tranche with CoBank), as may be amended, refinanced or replaced from time to time) plus 2.0%, payable in cash on a quarterly basis (or such other time period as jointly agreed to by the Company and Liberty);

(c)         shall mature on the earlier of (x) the six (6) month anniversary of the Drop Dead Date (as defined in the Merger Agreement) and (y) the six (6) month anniversary of the termination of the Merger Agreement;

(d)         shall not be subject to any amortization payments;

(e)        may, at the option of the Company, be guaranteed by the U.S. subsidiaries of Liberty (excluding GCI, GCI Spinco and their respective Subsidiaries and any Subsidiary of Liberty that is a borrower under the Liberty Margin Facility as of the date of this Agreement (or any Permitted Margin Loan Refinancing)) (the “Guarantors”), subject to customary exceptions to be reasonably agreed;

(f)         may, at the option of the Company, be secured by the equity interests of any Guarantor, subject to customary exceptions to be reasonably agreed;

(g)       shall be prepayable or repaid at maturity or otherwise without premium or penalty (following termination of the Merger Agreement, to the extent funded direct or indirectly with the proceeds of Indebtedness, in whole and not in part);

(h)      shall require that Liberty and its Subsidiaries comply with (x) Section 5.1 of the Merger Agreement (whether or not the Merger Agreement is in effect) excluding any covenants that prohibit the incurrence of debt (and liens securing such debt) the proceeds of which are applied substantially concurrently to repay a Company Loan Facility and (y) other certain limited covenants to be reasonably agreed; and

(i)        shall have other terms and conditions and be governed by definitive documents in each case in form and substance reasonably satisfactory to the Company and Liberty.

“Company MAE Event” means, as of any date, the Company’s good faith determination that the proposed repurchase of shares of Company Common Stock and/or proposed lending under the Company Loan Facility, in each case, contemplated by this Amendment or the Merger Agreement in the upcoming Repurchase Period or on such date (or the borrowing of the funds and transfer and application thereof for such repurchase or lending, as applicable) would or would reasonably be expected to (x) violate any negative covenant or result in a breach of a financial covenant of the Company or its Subsidiaries set forth in or applicable to existing or future Indebtedness of the Company and/or its Subsidiaries incurred in good faith and not for the purpose of avoiding its repurchase obligations under this Amendment payable to a non-affiliated third party bank or institution which violation or breach would, with or without the giving of notice, the lapse of time or both, entitle or permit such non-affiliated third party bank or institution to seek acceleration or prepayment of such Indebtedness prior to the date it would otherwise be due and payable or to require the prepayment, repurchase (or offer to repurchase), redemption or defeasance thereof or (y) result in a Parent Material Adverse Effect (as defined in the Merger Agreement). Any such determination will  be  set forth in an officer’s certificate of the Company delivered to Liberty on such date, which certificate shall include reasonably detailed supporting information.

“Company Liquidity Event” means, as of any date, the unrestricted cash (for the avoidance of doubt, excluding cash held by captive insurance companies) and revolver loan borrowing capacity under any outstanding credit facilities, in each case, of the Company and its Subsidiaries (on a consolidated basis) being less than the Company Minimum Liquidity Amount as of such date, with such determination to be evidenced by an officer’s certificate of the Company delivered to Liberty, which certificate shall include reasonably detailed supporting information.

“Company Minimum Liquidity Amount” means, as of any date of determination, (1) the sum of (a) $1.50 billion and (b) the aggregate amount that in the reasonable judgment of the Company on such determination date is required to repay, redeem, repurchase or otherwise settle (and pay other amounts in respect of) any Indebtedness of the Company and its Subsidiaries, in each case, owed to a non-affiliated third party bank or institution within the 180 days immediately following such determination date or (2) such lesser amount as the Company may specify in writing to Liberty from time to time.

“Company Common Stock” means the Company Common Stock (as defined in the Existing Stockholders Agreement).

“Interim Merger Period” means the period from the execution of the Merger Agreement until the earlier of (a) the Merger Closing and (b) the termination of the Merger Agreement.

“Liberty Debt” means the Company Debt (as defined in the Merger Agreement.

“Liberty Margin Facility” means the Company Margin Facility (as defined in the Merger Agreement) or any Permitted Margin Loan Refinancings (as defined in the Merger Agreement).

“Merger Closing” means the occurrence of the Closing (as defined in the Merger Agreement).

“Minimum Liquidity Threshold” means, as of any Monthly Determination Date, an amount equal to (a) LBC Cash Liabilities minus (b) LBC Available Liquidity; provided that, if the Minimum Liquidity Threshold would result in a number that is a negative number, the Minimum Liquidity Threshold shall be deemed to be zero.

“Minimum Repurchase Amount” means, as of any Monthly Determination Date, an amount equal to the lesser of (a) $100 million and (b) the sum of (1) the amount of cash needed in the reasonable judgment of the Company to maintain unrestricted cash on the balance sheet of Liberty and its Subsidiaries (other than GCI, GCI Spinco and their respective Subsidiaries) of $50 million during the 30 days immediately following such Monthly Determination Date plus (2) the aggregate outstanding principal amount of loans outstanding under the Liberty Margin Facility as of such Monthly Determination Date.

“Shortfall Amount” means, for any Repurchase Period, (x) the Repurchase Amount (for the avoidance of doubt, as such amount would have been determined but for the occurrence of a Company Liquidity Event or Company MAE Event) minus (y) the sum of repurchases of Common Stock pursuant to Section 3(a)(ii) and loans provided by the Company pursuant to Section 3(b) during such Repurchase Period.

2.           [Reserved].

3.           Repurchases in the Interim Merger Period.

a.
Notwithstanding the Existing Stockholders Agreement and the Existing Letter Agreement, commencing with the first Monthly Determination Date following the date hereof (which, for the avoidance of doubt assuming the execution of this Amendment on November 12, 2024, will be Friday, November 29, 2024) until the date the Merger Agreement is terminated without the Merger Closing having occurred (a “Merger Termination”):

i.
repurchases of shares of Company Common Stock shall be made pursuant to this Amendment rather than pursuant to the Existing Letter Agreement; provided, however, that in connection with each repurchase pursuant to this Amendment, the Company will deliver to Liberty all backup and calculations customarily delivered by it in connection with repurchases made under the Existing Letter Agreement and such evidence reasonably satisfactory to Liberty that the Board of Directors has adopted resolutions exempting under Rule 16b-3 any sale by Liberty to the Company required by this Amendment;

ii.
subject to Section 3(b), Liberty and the Company shall conduct monthly repurchases of shares of Company Common Stock having an aggregate Repurchase Price (the “Repurchase Amount”) equal to the sum of (x) the greater of (I) $100 million and (II) the Minimum Liquidity Threshold and (y) the Aggregate Shortfall Amount (or portion thereof that can be repurchased without resulting in a Company Liquidity Event or a Company MAE Event); provided that (1) if at the time of the applicable Monthly Determination Date or on the Repurchase Date, there are no Exchangeable Debentures outstanding, then (subject to the remainder of this proviso) the Repurchase Amount shall equal the Minimum Repurchase Amount; (2) if there is or would be a Company Liquidity Event at the time of the applicable Monthly Determination Date or on the Repurchase Date (after giving effect to such repurchases), the Repurchase Amount shall be an amount equal to the Minimum Liquidity Threshold and (3) if there is or would be a Company MAE Event at the time of the applicable Monthly Determination Date or on the Repurchase Date (after giving effect to such repurchases), the Company’s obligation to repurchase shares of Company Common Stock on the applicable Repurchase Date shall be tolled until the first subsequent Monthly Determination Date on which a Company MAE Event no longer exists.

iii.
the timing of notices in connection with such repurchases shall be as set forth in the Existing Letter Agreement, and the repurchase price shall be the Repurchase Price pursuant to the Existing Letter Agreement; provided that if the Company has not repurchased shares of Company Common Stock during the relevant Repurchase Period (other than Excluded Repurchased Shares), the Repurchase Price shall be based on a Bloomberg VWAP methodology proposed by the Company and reasonably acceptable to Liberty;

iv.
not less than three (3) Business Days prior to the Monthly Determination Date for each Repurchase Period, Liberty will deliver to the Company an officer’s certificate specifying Liberty’s calculation of the Minimum Liquidity Threshold (or, if applicable, the Minimum Repurchase Amount in lieu of its calculation of the Minimum Liquidity Threshold) together with evidence reasonably supporting such calculation;

v.
each Repurchase Notice (as defined in the Existing Letter Agreement) shall include, in addition to the information and other documentation otherwise required pursuant to the Existing Letter Agreement, the Liberty Reported Total Shares and the number of Liberty Reported Total Shares that are in excess of the Cap;

vi.
the repurchase date for each such repurchase shall be the third Business Day following the delivery by the Company of the Repurchase Notice (for purposes of this Amendment, the “Repurchase Date”), on which date the parties shall conduct a repurchase or make loans on the terms set forth in this Amendment;

vii.
notwithstanding anything to the contrary herein or in the Merger Agreement, in no event will the Company be required to (x) conduct any repurchase or make any loan as set forth herein or therein if a Company MAE Event exists or would exist (after giving effect to such repurchase or loan) (for the avoidance of doubt, any repurchases or loans that are not made as otherwise required under this Agreement will be considered Shortfall Amount for such Repurchase Period) or (y) conduct any repurchase set forth herein or therein if any Repurchase Limitation applies to such repurchase (provided that, for the avoidance of doubt, the Company shall repurchase any shares under this Agreement that are not subject to such Repurchase Limitations);

viii.
at any time the Company is required to make a loan to Liberty pursuant to the Merger Agreement, in lieu of such loan, the Company may elect, with at least three (3) Business Days’ prior written notice, to repurchase additional shares from Liberty at the then-applicable Repurchase Price, provided that any such repurchase shall not result in the pro forma Equity Interests of the shares of Company Common Stock then owned by Liberty being less than 25.25% after giving effect to the repurchase of shares from Liberty;

ix.
in connection with any repurchase pursuant to this Section 3(a) consummated other than in open trading window with respect to the Company, Liberty shall, at the Company’s request, execute a customary “big boy” letter with respect to such repurchase; and

x.
for the avoidance of doubt, the parties agree that all repurchases of Company Common Stock from Liberty pursuant to this Amendment shall be deemed “Qualifying Repurchases” for all purposes under the letter agreement, dated as of December 23, 2016 (as amended, modified or supplemented from time to time), between the Company and A/N, regarding A/N’s participation in Company share repurchases.

b.
In the event that the Company is not permitted to repurchase all or a portion of shares of Company Common Stock from Liberty pursuant to Section 3(a) under applicable law (including, for the avoidance of doubt, as a result of the inability or ineffectiveness of the Company’s exemption of such repurchase under Section 16(b) of the Exchange Act) on any Repurchase Date or such repurchase of Company Common Stock contemplated by Section 3(a) would result in the pro forma Equity Interest of the shares of Company Common Stock then owned by Liberty being less than 25.25% after giving effect to the repurchase of shares from Liberty calculated to occur at the end of the then current Repurchase Period (such restrictions, the “Repurchase Limitations”), the Company’s and Liberty’s respective obligations to complete repurchases hereunder (but not their respective obligations under the remainder of this Amendment) with respect to the shares that cannot be repurchased (provided that, for the avoidance of doubt, the Company shall repurchase any shares that are not subject to such Repurchase Limitations) shall be tolled and the Company will instead lend U.S. dollars to Liberty on the Repurchase Date under a Company Loan Facility in an amount equal to the lesser of (x) the Repurchase Amount that cannot be repurchased and (y) the Minimum Liquidity Threshold less the portion of the Repurchase Amount repurchased on the Repurchase Date; provided that if there is Company MAE Event at the time of the applicable Monthly Determination Date or on such Repurchase Date (determined after giving effect to such repurchases and loans), the Company’s obligation to lend U.S. dollars to Liberty under a Company Loan Facility pursuant to this Section 3(b) shall be tolled until the first subsequent Repurchase Date on which a Company MAE Event no longer exists.

c.
Notwithstanding anything herein to the contrary, following any Company Liquidity Event and/or any Company MAE Event, the Company will not purchase any shares of Company Common Stock from any holders thereof for U.S. Dollars (other than (A) from Liberty and corresponding purchases from A/N that are required as a result of such purchases from Liberty, (B) in connection with the exercise, settlement or vesting of any equity awards with respect to shares of capital stock of the Company, including the withholding of shares to satisfy withholding Tax obligations in respect of such equity awards, (C) as required pursuant to the governance documents of Charter Communications Holdings, LLC, the Parent Governance Instruments (as defined in the Merger Agreement) or the Exchange Agreement, dated as of May 18, 2016, by and among the Company, A/N and the other parties thereto or (D) pursuant to ordinary course share repurchase programs as necessary to cause the Equity Interest of the shares of Company Common Stock then owned by Liberty to be at least 25.25% while reducing the Aggregate Shortfall Amount) during the period starting from the Monthly Determination Date that a Company Liquidity Event or Company MAE Event, as applicable, occurs to the date the Aggregate Shortfall Amount has been reduced to zero.

4.         Ownership Cap.  For the avoidance of doubt, during the Interim Merger Period, (a) except as provided in Section 8(a) hereof (including the proviso therein), any provision of the Existing Stockholders Agreement (including, by way of example and not in limitation thereof, Section 4.7 thereof) which relates to the Cap will be deemed modified to refer to Liberty’s Equity Interest at the applicable time of determination and from time to time thereafter to the extent such percentage increases as a result of share repurchases and (b) the Liberty Parties shall not be deemed to be in breach of Sections 4.1 or 4.2 of the Existing Stockholders Agreement to the extent that Liberty’s Equity Interest exceeds the Cap solely as a result of the effects of compliance with Section 3; provided that all provisions of Sections 4.1 and 4.2 of the Existing Stockholders Agreement shall otherwise continue to apply with full force and effect.

5.          Board Committees. Decisions of the Company or the Board of Directors directly or indirectly related to the transactions contemplated by the Merger Agreement shall be subject to the direction and approval of the special committee of the Board of Directors established for such purpose on August 1, 2024 (the “Special Committee”), as applicable and pursuant to the resolutions establishing and empowering such committee, including, for the avoidance of doubt, decisions regarding the application, interpretation, enforcement, waiver or amendment of the Merger Agreement, this Amendment and/or any other Transaction Document (as defined in the Merger Agreement), any decision with respect to share repurchases or cash flow impacting budgets, any decision with respect to any matter that would require a waiver under the Merger Agreement, this Amendment and/or any other Transaction Document, and any decision that would have a material impact on any right or decision under the Merger Agreement, this Amendment and/or any other Transaction Document.  The foregoing is illustrative and by no means exhaustive.  Notwithstanding Section 3.4 of the Existing Stockholders Agreement, no Investor Party shall have the right, and the Company and the Board of Directors shall have no obligation, to appoint any A/N Designee or Liberty Designee to the Special Committee. Each of the Liberty Designees that have been appointed to the Compensation and Benefits Committee (the “CBC”) shall not participate, in their capacity as a member of the CBC, in any discussions or decisions relating to the hiring, firing or compensation of the Chief Executive Officer or Chief Financial Officer of the Company.

6.           [Reserved].

7.           Merger Closing.

a.
Section 7.1 of the Existing Stockholders Agreement is hereby amended by adding the following new subsection (h) at the end of such section: “(h) with respect to Liberty, upon the Merger Closing; it being understood that the Parties intend to discuss appropriate changes to the governance arrangements of the Company and the Existing Stockholders Agreement, with such changes, if any, that are agreed by the Parties and approved in accordance with applicable organizational documents and the Existing Stockholders Agreement to take effect upon the Merger Closing.”

b.
The parties shall cooperate in good faith to make any amendments to the organizational documents of Charter Communications Holdings, LLC and/or the Exchange Agreement, dated as of May 18, 2016, by and among the Company, A/N and the other parties thereto that are reasonably necessary or advisable to give effect to the transactions contemplated by the Merger Agreement and this Amendment so long as no such amendment would or would reasonably be expected to (i) materially impair, hinder or delay or (ii) prohibit or prevent the consummation of the Combination.

8.           Merger Agreement Termination.

a.	Upon a Merger Termination, the term “Cap” as defined in the Existing Stockholders Agreement will be permanently amended to be defined as follows:

“Cap” means, (a) in respect of A/N, the greatest of, (i) A/N’s Equity Interest issued at Closing, (ii) 25% and (iii) the Voting Cap applicable to the A/N Parties; and (b) in respect of Liberty, the greater of (i) the Liberty Parties Equity Interest in Parent calculated on a Fully Exchanged Basis and fully diluted basis as of the date of the Merger Termination (and without taking into account any pending repurchases from Liberty pursuant to the Existing Letter Agreement or this Amendment) and (ii) the Voting Cap applicable to the Liberty Parties.

Provided that the “Cap” for purposes of Section 4 of the Existing Letter Agreement shall mean the Cap as in effect under the Existing Stockholders Agreement without giving effect to this Section 8(a).

b.
Without prejudice to Section 3.7(a) of the Existing Stockholders Agreement, from and after the date hereof, each Liberty Party agrees (including with respect to any Excluded Matter) to vote, and exercise rights to consent with respect to, all Voting Securities Beneficially Owned by such Liberty Party or over which such Liberty Party otherwise has voting discretion or control that are in excess of the Voting Cap in effect at such time in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by (i) the A/N Parties (but only if A/N has the right to nominate one or more Directors under the Existing Stockholders Agreement) or (ii) any other Person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that Beneficially Owns Voting Securities representing 10% or more of the Total Voting Power (other than any such Person or group that reports its holdings of Company securities on a statement on Schedule 13G filed with the SEC and is not required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC in respect thereof)).

c.
This Amendment (other than this Section 8, Section 11 and Section 12) shall terminate automatically without any further action required by any party and shall be of no further force and effect upon the first date following the Monthly Determination Date following the Merger Termination; provided that nothing contained in this Amendment (including this Section 8) shall relieve any party from liability for any breach of this Amendment occurring prior to such termination.  Except as otherwise specifically provided in this Amendment, from and after the Merger Termination, the Existing Stockholders Agreement and the Existing Letter Agreement shall otherwise be reinstated and apply to the parties thereto according to their respective terms for all periods following such Merger Termination.

9.           Use of Proceeds; Reporting; Certain Debt Matters.

a.
The proceeds received by Liberty from any repurchases pursuant to Section 3 of this Amendment and from any borrowings under a Company Loan Facility shall be segregated by Liberty in a separate account (which may be interest bearing or invested in money market funds) (such proceeds and any amounts earned thereon, “Proceeds”) (such account, the “Proceeds Account”) and such Proceeds shall only be applied by Liberty and its Subsidiaries that are disregarded as separate from Liberty for federal income tax purposes in accordance with clause (b) below within 6 months of receipt to repay, repurchase, redeem, prepay or otherwise settle any Liberty Debt and/or to pay any interest on any outstanding Liberty Debt.

b.
Proceeds in such Proceeds Account shall be applied (a) no less frequently than monthly to pay any interest on any outstanding Liberty Debt then due and prepay any outstanding revolving loans under the Liberty Margin Facility, (b) if not otherwise applied by the fifth (5th) business day prior to the expiration of such 6-month period, to pay any interest on any outstanding Liberty Debt then due and/or repay any outstanding revolving loans under the Liberty Margin Facility (or, if there are no revolving loans outstanding and such Proceeds are not reasonably expected to be applied to redeem or settle Exchangeable Debentures prior to the expiration of such 6-month period, to prepay any outstanding term loans under the Liberty Margin Facility and interest thereon) and (c) from and after the date when no Exchangeable Debentures are outstanding and no revolving loans are outstanding under the Liberty Margin Facility, promptly (and in any event within ten (10) business days) following receipt to prepay any outstanding term loans under the Liberty Margin Facility and interest on any Liberty Debt then due.

c.
Liberty will provide the Company on a monthly basis a schedule indicating the amount of such Proceeds and their use.  The parties agree that Liberty’s calculation of the Minimum Liquidity Threshold (and, if applicable, the Minimum Repurchase Amount) shall be deemed accurate absent manifest error in such calculation by Liberty.  The parties agree to treat any Proceeds received by Liberty as consideration for any share repurchases pursuant to this Amendment or borrowings under any Company Loan Facility (to the extent not treated as indebtedness for Federal income tax purposes) as “other property” the receipt of which qualifies for nonrecognition of gain or loss under Section 361(b)(1)(A) and (b)(3) of the Code, by reason of the transfers of such Proceeds to Liberty’s creditors in pursuance of the plan of reorganization, and not to take any position inconsistent therewith except in the event of a Merger Termination or unless otherwise required by a change in applicable law occurring after the date hereof or a “determination,” as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign applicable law.

10.       No Other Amendments.  Except as otherwise expressly amended or modified hereby, all of the terms and conditions of the Existing Stockholders Agreement and the Existing Letter Agreement shall continue in full force and effect.  Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each similar reference contained in the Existing Stockholders Agreement or the Existing Letter Agreement shall refer to the Existing Stockholders Agreement or the Existing Letter Agreement, as applicable, as amended hereby. For the avoidance of doubt, except for its right, if any, to appoint an A/N Designee to the Special Committee, nothing herein or in the Merger Agreement, affects A/N’s rights under the Existing Stockholders Agreement, including A/N’s rights pursuant to Section 3.3 of the Existing Stockholders Agreement (including, without limitation, the right of a majority of the A/N directors to approve (i) the entry into the Merger Agreement and each of the other agreements and transactions contemplated thereby (provided that the parties acknowledge and agree that the A/N directors have, prior to the date hereof, provided their approval to the Merger Agreement and the other Transaction Documents (as defined in the Merger Agreement) and the transactions contemplated thereby on the terms set forth therein as of the date of this Amendment) and (ii) any amendments thereto or waivers thereof), which continue to apply in full force and effect, in addition to and notwithstanding any decision made by the Special Committee. The parties acknowledge and agree that any amendment to or waiver of the Merger Agreement, the other Transaction Documents and/or any other agreement and/or transaction contemplated thereby requires A/N’s consent in accordance with Section 3.3 of the Existing Stockholders Agreement.

11.         Entire Agreement.  This Amendment, the Existing Stockholders Agreement and the Existing Letter Agreement, in each case, including the attached Exhibits and Schedules hereto and thereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and the other transactions specifically described herein and therein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto relating to the subject matter of this Amendment, the Existing Stockholders Agreement and the Existing Letter Agreement.  Exhibits and attachments to this Amendment are incorporated into this Amendment by reference and made a part hereof.

12.        Incorporation of Provisions.  This Amendment shall be subject to Sections 8.2 through 8.13 of the Existing Stockholders Agreement, which are hereby incorporated by reference herein, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer

ADVANCE/NEWHOUSE PARTNERSHIP

By:	/s/ Steven A. Miron
	Name:	Steven A. Miron
	Title:	Chief Executive Officer